Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

GENOMIC HEALTH, INC.

     Genomic Health, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST: The name of the corporation is Genomic Health, Inc.

          SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on August 22, 2000.

          THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

          FOURTH: The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I

     The name of the corporation is Genomic Health, Inc.

ARTICLE II

     The registered agent and the address of the registered office in the State of Delaware are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in New Castle County.

ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

     A. Classes of Stock. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is two hundred six million two hundred sixteen thousand nine hundred fifty-eight (206,216,958) of which one hundred five million (105,000,000) shares, par value of one hundredth of one cent ($.0001) per share, shall be Common Stock (the “Common Stock”) and one hundred one million two hundred sixteen thousand nine hundred fifty-eight (101,216,958) shares, par value of one hundredth of one cent ($.0001) per share, shall be Preferred Stock (the “Preferred Stock”).

     The Preferred Stock shall be divided into series. The first series shall be designated the “Series A Preferred Stock” and shall consist of seven million nine hundred thirty-five thousand (7,935,000) shares. The second series shall be designated the “Series A-1 Preferred Stock” and shall consist of seven million nine hundred thirty-five thousand

(7,935,000) shares. The third series shall be designated “Series B Preferred Stock” and shall consist of fifteen million six hundred seventy-five thousand six hundred seventy-four (15,675,674) shares. The fourth series shall be designated “Series B-1 Preferred Stock” and shall consist of fifteen million six hundred seventy-five thousand six hundred seventy-four (15,675,674) shares. The fifth series shall be designated the “Series C Preferred Stock” and shall consist of two million two hundred fifty-two thousand two hundred fifty two (2,252,252) shares. The sixth series shall be designated the “Series C-1 Preferred Stock” and shall consist of two million two hundred fifty-two thousand two hundred fifty two (2,252,252) shares. The seventh series shall be designated the “Series D Preferred Stock” and shall consist of four million seventy-three thousand nine hundred thirteen (4,073,913) shares. The eighth series shall be designated the “Series D-1 Preferred Stock” and shall consist of four million seventy-three thousand nine hundred thirteen (4,073,913) shares. The ninth series shall be designated the “Series E Preferred Stock” and shall consist of twenty million six hundred seventy-one thousand six hundred forty (20,671,640) shares. The tenth series shall be designated the “Series E-1 Preferred Stock” and shall consist of twenty million six hundred seventy-one thousand six hundred forty (20,671,640) shares. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in the corporation’s certificate of incorporation or in the resolution or resolutions of the board of directors of the corporation (the “Board of Directors”) providing for the issue of such series (“Protective Provisions”), the Board of Directors is also expressly authorized to decrease the number of shares of any series subsequent to the issue of shares in such series, but not below the number of shares of such series then outstanding. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B. Rights, Preferences and Restrictions of Series A, Series A-1, Series B, Series B-1, Series C and Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock. The Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall have such voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

     1. Dividend Provisions. Subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall be entitled, pari passu, to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock or any other junior equity security of the corporation (collectively, the “Junior Securities”), at the rate of $0.08, $0.08, $0.148, $0.148, $0.177, $0.177, $0.184, $0.184, $0.226 and $0.226 per share per annum, respectively (as adjusted to reflect any subsequent stock dividends, stock splits, stock combinations or other recapitalizations with respect to such shares) or, if greater (as determined on a per annum basis and on an as converted basis for the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock), an amount equal to that paid on the Common Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Subject to the rights of series of Preferred Stock that may from time to time come into existence, dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends are declared, the same percentage of the dividend rate shall be payable to each series of Preferred Stock. The holders of the outstanding Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the Series A Preferred Stock, at least a majority of the Series A-1 Preferred Stock, at least a majority of the Series B Preferred Stock, at least a majority of the Series B-1 Preferred Stock, at least a majority of the Series C Preferred Stock, at least a majority of the Series C-1 Preferred Stock, at least a majority of the Series D Preferred Stock, at least a majority of the Series D-1 Preferred Stock, at least a majority of the Series E Preferred Stock or at least a majority of the Series E-1 Preferred Stock then outstanding respectively.

     2. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A-1 Preferred Stock (the “Original Series A-1 Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.85 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.85 for each outstanding share of Series B-1 Preferred Stock (the “Original Series B-1 Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.22 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; and the holders of Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.22 for each outstanding share of Series C-1 Preferred Stock (the “Original Series C-1 Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.30 for each outstanding share of Series D Preferred Stock (the “Original Series D Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; and the holders of Series D-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.30 for each outstanding share of Series D-1 Preferred Stock (the “Original Series D-1 Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.82 for each outstanding share of Series E Preferred Stock (the “Original Series E Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share; and the holders of Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.82 for each outstanding share of Series E-1 Preferred Stock (the “Original Series E-1 Issue Price”) and (ii) an amount equal to all declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock in proportion to the aggregate liquidation preference of such stock.

          (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

          (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation (any such acquisition or sale, an “Acquisition”); unless the corporation’s stockholders of record as constituted immediately prior to such Acquisition will, immediately after such Acquisition (by virtue of securities issued as consideration for the corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale. In such event, the holders of Preferred Stock and Common Stock shall be entitled to receive at the closing of such Acquisition in cash, securities or other property amounts as specified in subsections (a) and (b) of this Section 2; provided, however, that if the holders of at least a majority of the then outstanding shares of each of: Series A and Series A-1 Preferred Stock (voting together as a single class), Series B and Series B-1 Preferred Stock (voting together as a single class), Series C and Series C-1 Preferred Stock (voting together as a single class), Series D and Series D-1 Preferred Stock (voting together as a single class) and Series E and Series E-1 Preferred Stock (voting together as a single class) vote affirmatively to approve an Acquisition in accordance with Section 7 below and, in connection with such vote, agree that the cash, securities or other property shall be distributed among the holders of Preferred Stock and Common Stock in accordance with the agreement or agreements setting forth the terms and conditions of such Acquisition, the holders of Preferred Stock and Common Stock shall be entitled to receive such amounts upon the closing of such Acquisition as are set forth in such agreement or agreements.

     (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares Preferred Stock. Any securities shall be valued as follows:

     (A) Securities not subject to investment letter or other similar restrictions on free marketability:

     (1) If traded on a securities exchange or other last sale reporting system such as The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

     (2) If actively traded over-the-counter (but not on a last sale reporting system), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

     (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

     (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

     (C) Notwithstanding anything to the contrary in this Section 2, if a holder of Preferred Stock would receive, by converting such shares of Preferred Stock into shares of Common Stock, a greater liquidation amount than such holder is entitled to receive pursuant to Section 2(a) hereof, then such holder will not receive any amounts under Section 2(a) hereof, but will be treated for purposes of this Section 2 as though such holder had converted the shares of Preferred Stock held by such holder into shares of Common Stock, whether or not such holder had elected to so convert.

     3. Redemption. The Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall not be redeemable.

     4. Conversion. The holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

          (a) Right to Convert. Each share of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing its respective Original Issue Price (as defined below) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The term “Original Issue Price” shall mean (i) with respect to the Series A Preferred Stock, the Original Series A Issue Price, (ii) with respect to the Series A-1 Preferred Stock, the initial Conversion Price for the Series A-1 Preferred Stock determined upon the issuance of the Series A-1 Preferred Stock determined in accordance with subsection 5(b), (iii) with respect to the Series B Preferred Stock, the Original Series B Issue Price, (iv) with respect to the Series B-1 Preferred Stock, the Conversion Price then in effect upon the issuance of the Series B-1 Preferred Stock determined in accordance with subsection 5(b), (v) with respect to the Series C Preferred Stock, the Original Series C Issue Price, (vi) with respect to the Series C-1 Preferred Stock, the Conversion Price then in effect upon the issuance of the Series C-1 Preferred Stock determined in accordance with subsection 5(b), (vii) with respect to the Series D Preferred Stock, the Original Series D Issue Price, (viii) with respect to the Series D-1 Preferred Stock, the Conversion Price then in effect upon the issuance of the Series D-1 Preferred Stock determined in accordance with subsection 5(b), (ix) with respect to the Series E Preferred Stock, the Original Series E Issue Price and (x) with respect to the Series E-1 Preferred Stock, the Conversion Price then in effect upon the issuance of the Series E-1 Preferred Stock determined in accordance with subsection 5(b). The initial “Conversion Price” per share for shares of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be the Original Issue Price for such series and the initial “Conversion Price” per share for shares of Series A-1, Series B-1, Series C-1, Series D-1 and Series E-1 Preferred Stock shall be determined as set forth in subsection 5(b); provided, however, that the Conversion Price for each of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) and the conversion price for the Series E Preferred Stock shall also be subject to adjustment as set forth in subsection 4(b).

          (b) Automatic Conversion. Each share of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall automatically be converted into shares of Common Stock at the respective Conversion Prices at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the closing of the sale by the corporation of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that results in gross offering proceeds to the corporation and/or any selling stockholders (before deduction for underwriters’ discounts and commissions and expenses) of not less than twenty million dollars ($20,000,000) and the public offering price (before deduction for underwriters’ discounts and commissions and expenses) of which was not less than $3.80 per share (as adjusted for any subsequent stock splits, stock dividends, shares combinations and the like) (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock, voting together as a single class on an as-converted basis. Notwithstanding the foregoing, in the event that an automatic conversion is to be effected pursuant to clause (ii) of the preceding sentence in connection with an underwritten public offering that does not meet the criteria for a Qualified IPO, then the Conversion Price of the Series E Preferred Stock shall be reduced (but shall not be increased) to $2.50 per share (as adjusted for any subsequent stock splits, stock dividends, share combinations and the like) immediately prior to such conversion.

          (c) Mechanics of Conversion. Before any holder of a series of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such series of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A,

Series B, Series C, Series D and Series E Preferred Stock and (with respect to subsections 4(d)(iii) and (iv) only) the Series A-1, Series B-1, Series C-1, Series D–1 and Series E-1 Preferred Stock shall be subject to adjustment from time to time as follows:

     (i) (A) (1) If the corporation shall issue, after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were first issued (such date of first issuance with respect to a series of Preferred Stock, the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For the purpose of the foregoing calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all other outstanding securities convertible into or exchangeable for Common Stock (“Convertible Securities”) had been fully converted into shares of Common Stock immediately prior to such issuance and any currently exercisable warrants, options or other outstanding rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible), but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities, or currently exercisable options, warrants or other rights for the purchase of shares of stock or Convertible Securities, solely as a result of the adjustment of such Conversion Price (or other conversion ratios) resulting from the issuance of Additional Stock causing such adjustment.

          (2) If the corporation shall issue, after the Purchase Date for the Series E Preferred Stock, any Additional Stock without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock or the Series E Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock, or the Series E Preferred Stock, as the case may be, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined as follows:

          (X) if the consideration per share of such Additional Stock is greater than or equal to $2.22 per share (as appropriately adjusted for stock splits, stock dividends, share combinations and the like) but less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock

shall be adjusted to a price equal to the price per share for such Additional Stock, and, if the consideration per share of such Additional Stock is greater than or equal to $2.22 per share (as appropriately adjusted for stock splits, stock dividends, share combinations and the like) but less than the Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series E Preferred Stock shall be adjusted to a price equal to the price per share for such Additional Stock, or

          (Y) if the consideration per share of such Additional Stock is less than $2.22 per share (as appropriately adjusted for stock splits, stock dividends, share combinations and the like), then the Conversion Price for the Series D Preferred Stock and the Series E Preferred Stock shall be adjusted in two steps: (A) first, to $2.22 per share (as appropriately adjusted for stock splits, stock dividends, share combinations and the like) (which $2.22 per share Conversion Price is referred to as the “Interim Conversion Price”), at which point the number of shares of Common Stock outstanding (calculated in the same manner as subsection (A)(1) above, i.e., as if all outstanding Convertible Securities had been fully converted and any currently exercisable securities had been fully exercised) shall be adjusted to reflect Interim Conversion Price (such adjusted number of shares of Common Stock outstanding is referred to as the “Interim Outstanding Common”), and (B) second, to an amount determined by multiplying such Interim Conversion Price by a fraction, the numerator of which shall be the number of Interim Outstanding Common plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Interim Conversion Price; and the denominator of which shall be the number of Interim Outstanding Common plus the number of shares of such Additional Stock so issued.

     (B) No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

     (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

     (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

     (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, Convertible Securities, or options to purchase or rights to subscribe for Convertible Securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

     (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

     (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such Convertible Securities or upon the exercise of options to purchase or rights to subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

     (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this subsection shall not have any effect on any conversion of such series of Preferred Stock prior to such change or increase.

     (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such Convertible Securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this subsection shall not have any effect on any conversion of such series of Preferred Stock prior to such expiration or termination.

     (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

     (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the corporation after the Purchase Date other than

     (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof,

     (B) shares of Common Stock issuable or issued to directors, officers or employees of, consultants or advisors to, or vendors (if in transactions with primarily non-financing purposes) of, the corporation pursuant to a stock option, stock purchase or restricted stock plan or agreement approved by the Board of Directors or an authorized committee thereof, at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed 7,500,000,

     (C) Common Stock issued or issuable upon conversion of the Preferred Stock,

     (D) shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or

     (E) Common Stock issued or issuable to a lender or equipment lessor or in connection with bona fide acquisitions, strategic licensing transactions, mergers or similar transactions, the terms of which have been approved by at least 75% of the members of the Board of Directors.

     (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional             shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuance, in subsection 4(d)(i)(E).

     (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall thereafter be entitled to receive, upon conversion thereof, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment. The corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock against impairment.

     (h) No Fractional Shares and Certificate as to Adjustments.

     (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of such series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all outstanding shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the corporation.

     5. Conversion Into Series A-1, B-1, C-1, D-1 and E-1 Preferred Stock.

     (a) Shares of Series A, Series B, Series C, Series D and Series E Preferred Stock held by a holder who does not exercise in full the Purchase Right (as defined below) shall convert automatically into shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock in accordance with the terms of this Section 5. Each holder of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be entitled to receive written notice (the “Notice”) in the event that the corporation shall at any time propose to sell any securities having voting rights in the election of the Board of Directors not contingent upon default and of any security convertible into the foregoing (“Equity Securities”). Notwithstanding the foregoing, Equity Securities shall not include, and the corporation shall not be required to send the Notice with respect to the issuance of, and this Section 5 and the Purchase Right (as defined below) shall not apply to the issuance of, any of the following:

     (i) Securities excluded from the definition of Additional Shares of Common Stock in Section 4(d)(ii) above; and

     (ii) Securities issued for consideration per share (calculated in accordance with subsection 4(d)(i)) that is equal to or greater than the Conversion Price then in effect for the Series A, Series B, Series C, Series D or Series E Preferred Stock, as applicable, held by such holder.

     The Notice shall state (1) the corporation’s bona fide intention to sell such Equity Securities, (2) the number of Equity Securities proposed to be sold, (3) the per share price of the Equity Securities proposed to be sold, (4) other material terms of the offering and (5) the maximum number of Equity Securities which each holder may purchase assuming pro rata participation. For purposes of this Section, each holder’s “pro rata participation” shall be calculated, and each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock shall have the right to purchase, that number of shares of Equity Securities determined by multiplying the total number of Equity Securities proposed to be sold by the corporation times a fraction, the numerator of which is the number of shares of Common Stock into which the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, respectively, held by the holder as of the date of the Notice are convertible, and the denominator of which is the total number of shares of Common Stock of the corporation outstanding (assuming full conversion and exercise of all convertible or exercisable securities) on the date of the Notice (the “Purchase Right”). The holder may exercise the Purchase Right by providing the corporation with written notice of exercise within fifteen (15) business days after the receipt of the Notice.

     (b) The corporation shall deliver to any holder who has not exercised in full his, her or its Purchase Right written notice within ten (10) business days after the first close of the sale of Equity Securities on the same terms (including the price per share and the aggregate offering amount) set forth in the Notice (the “Closing”), and that percentage of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, as applicable, held by any such holder equal to the Conversion Percentage (as defined below) shall convert into shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock (which shares shall have an initial Conversion Price equal to the Conversion Price in effect for the Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively, immediately prior to the Closing), respectively, on a share for share basis on the twentieth (20th) day after such notice is given, provided that such holder may, instead, by giving written notice to the corporation on or before such twentieth (20th) day, convert such holder’s Series A, Series B, Series C, Series D or Series E Preferred Stock into Common Stock at the current Conversion Price then in effect with respect to such shares immediately prior to the Closing. “Conversion Percentage” shall mean, as to a holder of Series A, Series B, Series C, Series D or Series E Preferred Stock (i) one (1) minus (ii) a fraction, the numerator of which is that number of shares equal to the number of Equity Securities actually purchased by such holder and the denominator of which is the number of Equity Securities that such holder was entitled to purchase pursuant to the Purchase Right; provided, however, that the Conversion Percentage shall equal one hundred percent (100%) in the event that none of the Equity Securities are purchased by such holder, and shall equal zero percent (0%) with respect to any series of Preferred Stock not entitled to a Purchase Right pursuant to subsection 5(a) hereof.

     (c) On or after the twentieth day following the notice from the corporation as set forth in (b) above, notwithstanding that any certificates for the Series A, Series B, Series C, Series D or Series E Preferred Stock being converted into Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock, respectively, shall have not been surrendered for conversion, the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (1) to receive the shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock to which such holder shall be entitled upon conversion thereof, and (2) with respect to dividends declared but unpaid on such Series A, Series B, Series C, Series D or Series E Preferred Stock prior to such date. In the event that any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock presents such holder’s certificate therefor for surrender to the corporation or its transfer agent upon such conversion into Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock, respectively, a certificate for the number of shares of Series A-1, Series B-1, C-1, Series D-1 or Series E-1 Preferred Stock into which the shares of Series A, Series B, Series C, Series D or

Series E Preferred Stock surrendered were convertible on such conversion date promptly will be issued and delivered to such holder.

     (d) In the event that any Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock shares are issued, concurrently with such issuance, the corporation shall use all reasonable efforts to take all such actions as may be required, including amending its Certificate of Incorporation, (i) to cancel all authorized shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock that remain unissued after such issuance, (ii) to create and reserve for issuance upon conversion of the Series A, Series B, Series C, Series D or Series E Preferred Stock a new series of Preferred Stock equal in number to the number of shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock so cancelled, which shall be designated Series A-2, Series B-2, Series C-2, Series D-2 and Series E-2 Preferred Stock, respectively, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock, as applicable, except that the initial Conversion Price for such shares of Series A-2, Series B-2, Series C-2, Series D-2 and Series E-2 Preferred Stock once issued shall be the Series A, Series B, Series C, Series D or Series E Conversion Price, as applicable, in effect immediately prior to the Closing immediately preceding issuance of Series A-2, Series B-2, Series C-2, Series D-2 and Series E-2 Preferred Stock and (iii) to amend the provisions of this Section 5 to provide that any subsequent conversion pursuant to the terms of this section will be into shares of Series A-2, Series B-2, Series C-2, Series D-2 or Series E-2 Preferred Stock rather than Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1 Preferred Stock. The corporation shall take the same actions with respect to the Series A-2, Series B-2, Series C-2, Series D-2 or Series E-2 Preferred Stock and each series of Preferred Stock subsequently authorized pursuant to this Section 5 upon initial issuance of shares of the last such series to be authorized.

     (e) The corporation shall reserve and keep available for issuance out of its authorized but unissued Preferred Stock such number of shares as shall from time to time be sufficient to permit conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock pursuant to the provisions of this Section 5.

          6. Voting Rights; Directors.

          (a) Voting Rights. The holder of each share of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such series of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise required by law, voting together with the Common Stock as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of a series of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) Directors.

          (i) The Board of Directors shall consist of nine (9) members. The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) director. The holders of shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect three (3) directors. The holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director. The holders of shares of Series E Preferred Stock, voting as a separate class, shall be entitled to elect (1) director. The remaining three (3) directors shall be elected by the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock, and the holders of the Common Stock, voting together as a class.

          (ii) So long as at least 1,000,000 shares of Series C Preferred Stock are outstanding, in the event that (A) the corporation issues Equity Securities (as defined in Section B.5(a) of Article IV hereof) and (B) holders of the Series C Preferred Stock exercise in full their Purchase Right (as defined in Section B.5(a) of Article IV hereof), then (x) the Board of Directors shall be expanded from nine (9) to ten (10) directors and (y) holders of shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, as set forth in the Amended and Restated Investors’ Rights Agreement, dated as of February 9, 2004, by and among the corporation and certain of the corporation’s stockholders.

     7. Protective Provisions. Subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as any shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock (voting together as a single class):

          (a) amend this Restated Certificate of Incorporation in a manner that would alter or change the rights, preferences or privileges of the shares of Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock so as to affect adversely such shares;

          (b) increase or decrease the total number of authorized shares of Preferred Stock;

          (c) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior or pari passu to the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E and Series E-1 Preferred Stock as to dividend rights, liquidation preferences, voting rights or antidilution provisions;

          (d) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Section B.4 hereof;

          (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

          (f) pay or declare any dividend on its Common Stock or any other Junior Securities;

          (g) effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the corporation or any consolidation or merger involving the corporation, or any reclassification or other change of any stock, or any recapitalization of the corporation (excluding any transaction in which the stockholders of the corporation immediately prior to the closing of such transaction retain immediately after such closing majority voting control of the surviving corporation);

          (h) increase or decrease the authorized size of the Board of Directors as it exists on the date hereof; or

          (i) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the corporation or any wholly owned subsidiary of the corporation, any equity security of such subsidiary.

     8. Status of Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section B.4 or Section B.5 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. This Restated Certificate of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation’s authorized capital stock.

     C. Common Stock.

     1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

     2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

     3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of

Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

     4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate in any distribution of the assets of the corporation in accordance with Section B.2 of this Article IV.

ARTICLE V

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

     A. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, provided, however, that the bylaws may only be amended in accordance with the provisions thereof.

     B. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     C. The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VI

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

     If the General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. Any repeal or modification of the foregoing provisions of this Article VI, or the adoption of any provision in an amended or Restated Certificate of Incorporation inconsistent with this Article VI, shall be prospective only, and shall not adversely affect any right or protection of any director of the corporation existing at the time of such repeal, modification or adoption.

ARTICLE VII

     Except as otherwise provided in this Restated Certificate of Incorporation, the corporation reserves the right to amend or repeal any provision, rescind or amend in any respect any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

*  *  *

               FIFTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation.

               SIXTH: This Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Written consent of the stockholders has been given with respect to this Restated Certificate of Incorporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice has been given as provided in Section 228.

          IN WITNESS WHEREOF, Genomic Health, Inc. has caused this certificate to be signed by its Chief Executive Officer this 27th day of December, 2004.

/s/ Randal W. Scott

Randal W. Scott
Chief Executive Officer